CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement under the Securities Act of 1933 of Mantra Venture Group Ltd. (“Company”) dated November 23, 2009, of our report dated September 15, 2008 relating to the Company’s financial statements appearing in the Form 10-K for the year ended May 31, 2009.

/s/M&K CPAS, PLLC
M&K CPAS, PLLC

www.mkacpas.com
Houston, Texas

November 23, 2009